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                                                                   Exhibit 10.11

Jan 19, 2000

                                   TERM SHEET
                      PROPOSED WEB SITE MARKETING AGREEMENT

                    Quintel Communications, Inc. ("Quintel")
                                       and
                          itarget.com, Inc. ("itarget")

1. Quintel proposes to develop and host a new home page on one of its web-sites (the "New Website") using either a new brand name or a co-branded name using Quintel's and itarget's names (the "Brand Name") to market its GroupLotto program. Quintel's GroupLotto program involves the registration of visitors in Quintel's subsidiary's MultiBuyer.com program (the "Multibuyer Program"). The Brand Name will be selected by itarget's subject to Quintel's approval, which shall not be unreasonably withheld or delayed.

2. Quintel will be responsible for the following at its expense with respect to the New Website:

      a.    design and technical implementation and maintenance;

      b. Choice of products and services offered, subject to itarget's approval, which shall not be unreasonably withheld or delayed; initially the product/service will be a version of the GroupLotto program now being offered by Quintel's subsidiary Multibuyer.com;

      c. Marketing strategies and materials; provided that the manner of use of itarget's name in any of such materials shall be subject to itarget's approval, which shall not be unreasonably withheld or delayed;

      d.    Customer service.

3. itarget will market the New Website as a promotional vehicle to its marketing partners and affiliates to drive customers to their products and services in the same manner in which itarget now markets its discount telephone card, e.g., providing the telephone card free of charge to other web site owners for their use as a premium offered to prospective customers to capture data about the prospective customer. In addition, itarget may market the New Website to customers and visitors to itarget's websites. The price and other terms of the programs offered by the New Website will be determined by Quintel. Quintel will have the right to pre-approve the identity of the persons or other entities to which itarget markets the New Website, such approval not to be unreasonably withheld or delayed.


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4.    Gross Profit with respect to revenues received by Quintel with respect to the use of the New Website shall be shared as provided in this Section 4.

      a. Quintel will pay itarget 50% of the Gross Profit (defined below) on Direct Enrolled Program Revenues (defined below) earned by Quintel on the revenues received by Quintel from Enrolled Customers (defined below) obtained through the New Website. Quintel will pay itarget twenty-five percent (25%) of the Gross Profit (defined below) earned by Quintel on sales revenues from Enrolled Customers during the term of the Marketing Agreement, other than Direct Enrolled Program Revenues.

      b. The term "Direct Enrolled Program Revenues" for purposes of this Agreement means sales revenues earned by Quintel on orders by Enrolled Customers for Quintel products or services made while the Enrolled Customer is using the New Website.

      c. The term "Enrolled Customer" means each unique, valid customer enrolled as a customer in the MultiBuyer.com program from the New Website.

      d. As an example of the application of the provisions of Paragraph 4(a), if the Enrolled Customer logs on to the New Website directly or through a link to the New Website provided on one of itarget's websites, and purchases a product or service from Quintel while logged on to the New Website, then itarget will be entitled to receive 50% of the Gross Profit from such sales. If an Enrolled Customer thereafter contacts or is otherwise directed to another Quintel Website other than the New Website, then itarget will receive 25% of the Gross Profit from the sales made to the Enrolled Customer as a result of such contact.

      e.    Quintel will pay itarget nine cents ($.09) for each Enrolled
            Customer.

      f. Only direct expenses will be charged by Quintel in determining Gross Profit, in accordance with generally accepted accounting principles, consistently applied.

      g. Payments due to itarget will be made monthly on a provisional basis and reconciled quarterly and annually.

      h. If Quintel obtains a customer from a third party who is identical to an Enrolled Customer or other customer for which Quintel would otherwise share revenues with itarget, and Quintel is obligated to share with such third party the revenues or profits derived from sales to such customer, then itarget shall not be entitled to receive any share of the Gross Profit generated by Quintel from such customer.

      i. The definitive Agreement will contain procedures for record keeping and audit of the calculation of Gross Profit.

      j. Gross Profit will mean gross revenues received by Quintel for the transactions referred to in this section 4, less Quintel's direct product expenses, determined in accordance with generally accepted accounting principles, consistently applied.

5. Quintel may continue to offer group lotto and any other programs or services offered on the New Website on its other websites and through other marketing vehicles. During the term of the


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      Agreement, itarget will not offer or promote a game or promotion similar to the GroupLotto or MultiBuyer program.

6. The New Website and the customers and database created using the New Website (the " the New Website Database") will be shared jointly by itarget and Quintel; provided, however, that itarget may use the New Website Database only in the marketing of itarget's products and services to prospective customers, and itarget shall not have the right to sell, lease or license the New Website Database to any third party. If, however, itarget sells one or more of its products or services to a customer first identified by itarget from the New Website Database, following such sale, information about such person thereafter obtained by itarget shall constitute part of itarget's database.

7. The initial term of the Agreement shall be one (1) year, except that for a period of six months following the end of the term, the New Website may continue in existence to service continuing visitors, provided that the parties will not engage in active marketing of the New Website.

8. The existing marketing agreement between Quintel and itarget dated November _______, 1999 shall be amended in the following respects:

      a. The provisions of Section 1.3 of such existing marketing agreement shall be amended to provide that in the event of a Sale Transaction, as defined in such Section 1.3, the right to terminate described in such Section 1.3 may be exercised only after a minimum of one million (1,000,000) customers have been enrolled in the Quintel Marketing Programs.

      b. If requested to do so by Quintel, customers enrolled by itarget in Quintel's Marketing Programs conducted under the existing marketing agreement shall be enrolled using the "opt-out" method, in which they will be advised that they are being enrolled in the Quintel Marketing Program, and the customer will be enrolled in such Program unless the customer affirmatively indicates that it does not want to be enrolled in the Program.

9. This term sheet is subject in all respects to the negotiation, execution and delivery of a definitive agreement regarding the subject matter hereof; provided, however, that until execution and delivery of such agreement, this document shall constitute a binding agreement

QUINTEL COMMUNICATIONS, INC             itarget.com, inc.


By: /s/ Andrew Stollman                 By: /s/ Jonathan Weisz
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                                            1/19/00
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